EXHIBIT 1

LETTERS TESTAMENTARY

ORIGINAL
FILED
CERTIFIED	2002 DEC 20 AM 9:49
COPY	KING COUNTY
SUPERIOR COURT CLERK
SEATTLE, WA

IN THE SUPERIOR COURT FOR THE STATE OF WASHINGTON
COUNTY OF KING

IN RE THE ESTATE OF

NO: 02-4-03854-6 SEA

KEITH W. McCAW
LETTERS TESTAMENTARY

DECEASED	(LTRTS)

The last will of the above named decedent was duly exhibited, proven and filed on December 20, 2002.  It appears in and by said will that; DENNIS M. WEIBLING, CRAIG O. McCAW AND BRUCE R. McCAW are named Executor(s) and by order of this court are authorized to execute said will according to law.

WITNESS my hand and seal of said Court; December 20, 2002.

BARBARA MINER
King County Superior Court Clerk

		By:	/s/ J. Shaulis	, Deputy Clerk
J. SHAULIS

STATE OF WASHINGTON	)
County of King	)

I, BARBARA MINER, Clerk of the Superior Court of the State of Washington, for the County of King, do hereby certify that I have compared the foregoing copy with the original instrument as the same appears on file and of record in my office, and that the same is a true and perfect transcript of said original and of the whole thereof.  IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed the Seal of said Superior Court at my office at Seattle on this date OCT 08 2003.

BARBARA MINER, Superior Court Clerk

By:	/s/ [ILLEGIBLE]	, Deputy Clerk

These letters are in full force and in
effect as of OCT 08 2003
whose powers ceased
as of
•NOT OFFICIAL WITHOUT RAISED SEAL•